Sub-Item 77D:  Policies with Respect to Security Investments

Proposals regarding changes in the investment policies of the Fund were approved by shareholders at a special meeting held on December 10, 2009.  Proposals 2, 3 and 4 of the Proxy Statement were previously filed on Schedule 14A on November 19, 2009, and are incorporated herein by reference.